Exhibit T3B.4

OPERATING AGREEMENT

OF

TECHNOMEDIA NY, LLC

THIS OPERATING AGREEMENT (the “Agreement”) is entered into this 24th day of December 2012, by and between Teehnomedia NY, LLC, a Florida limited liability company (the “Company”), and the Members set forth on Schedule A hereto (together with their respective successors and permitted assigns, the “Members”).

The parties hereto, intending to be legally bound, agree as follows:

I.           DEFINITIONS

Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Capital Account” means the separate capital account maintained for each Member in accordance with Section IV.C. hereof.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company and the Carrying Value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to Article IV.

“Carrying Value” means, with respect to any asset of the Company, the asset’s adjusted basis to the Company for U.S. federal income tax purposes, except that the Carrying Values of all such assets shall be adjusted to equal their respective fair market values in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional interest by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (b) the date of the distribution of more than a de minimis amount of Company property (other than a pro rata distribution) to a Member or (c) the date of a grant of any additional interest to any new or existing Member as consideration for the provision of services to or for the benefit of the Company; provided, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Members in good faith determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members or required by regulations. The Carrying Value of any asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value. The Carrying Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset as of the date of its contribution thereto. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis to the Company, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Minimum Gain” shall have the same meaning as partnership minimum gain as set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Creditable Foreign Tax” means a foreign tax paid or accrued for United States federal income tax purposes by the Company, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A foreign tax is a creditable foreign tax for these purposes without regard to whether a Member receiving an allocation of such foreign tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “creditable foreign tax expenditure” in Treasury Regulations Section 1.704-l(b)(4)(viii)(b), and shall be interpreted consistently therewith.

“Entity” means any general partnership, limited partnership, firm corporation, limited liability company, unlimited liability company, association, joint venture, venture capital fund, trust, business trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, unincorporated association or organization, Governmental Entity, cooperative, syndicate or other entity, whether or not having legal status.

“Fiscal Year” means any each twelve-month period commencing on January 1 and ending on December 31.

“Governmental Entity” means any (i) multinational, national, federal, provincial, territorial, state, regional, municipal, local or other governmental or public department, central bank, court, arbitral body, commission, commissioner, tribunal, board, bureau, agency, instrumentality, or stock exchange, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any self-regulatory agency or organization exercising any regulatory, expropriation or taxing authority.

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each Member nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such Member nonrecourse debt were treated as a nonrecourse liability (which shall have the same meaning as partner nonrecourse debt as defined in Treasury Regulations Section 1.752-l(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” shall have the same has the meaning as “partner nonrecourse deductions set forth in Treasury Regulations Section 1.704-2(i)(2).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Company for a fiscal year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the number of Membership Units then owned by such Member by the number of Membership Units then owned by all Members.

“Person” means any individual or Entity.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section IV.E. shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis to the Company for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis to the Company for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Company may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

II. FORMATION AND TERM; NAME; PURPOSE; OFFICE; REGISTERED AGENT; MEMBERS

A.                                    Formation; Term. The term of the Company commenced upon the filing of a Articles of Formation with the Secretary of State of Florida pursuant to the Act, and the Company shall continue in existence perpetually unless terminated pursuant to the terms of this Agreement.

B.                                    Name of the Company. The name of the Company shall be Technomedia NY, LLC. The Company may do business under that name and under any other name or names as selected by the Members.

C.                                    Purpose. The Company is organized to do all things permitted to be done by limited liability companies under the Act, and to do all things necessary, convenient or incidental to that purpose.

D.                                    Principal Office. The principal office of the Company shall be located at such address as shall be determined from time to time by the Members.

E.                                     Members. The name, present mailing address, and taxpayer identification number of each Member shall be maintained with the books and records of the Company.

III.      DISTRIBUTIONS

A.                                    Distributions. The Members, in their discretion, may authorize distributions by the Company to the Members, which distributions shall be made pro rata in accordance with their respective Percentage Interests.

B.                                    Liquidation Distribution. Distributions made upon liquidation of the Company shall be made as provided in Section VII.D.

IV.       CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS

A.                                    Capital Contributions. The capital contributions of the Members shall be recorded on the books and records of the Company. The Members may upon agreement of all of the Members, but are not required to, contribute any capital to the Company.

B.                                    No Additional Capital Contribution. Except as otherwise provided in this Agreement, no Member shall be required to make additional Capital Contributions to the Company without the consent of such Member, whether on account of a deficit balance in such Member’s Capital Account or otherwise or permitted to make additional capital contributions to the Company without the consent of the Members.

C.                                    Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-l(b)(2)(iv). The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section IV.D., and any items of income or gain which are specially allocated pursuant to Section IV.E.; and shall be debited with all Losses allocated to such Member pursuant to Section IV.D., any items of loss or deduction of the Company specially allocated to such Member pursuant to Section IV.E., and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Company in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

D.                                    Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section IV.E. is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article VII if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed to the Members pursuant to this Agreement, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

E.                                     Special Allocations. Notwithstanding any other provision in this Article IV:

1.                                      Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section IV.E.l. is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

2.                                      Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section IV.E.2. shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if this Section IV.E.2. were not in this Agreement. This Section IV.E.2. is intended to comply with the “qualified income offset” requirement of the Treasury Regulations and shall be interpreted consistently therewith.

3.                                      Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(l) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section IV.E.3. shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section IV.E.2. and this Section IV.E.3. were not in this Agreement.

4.                                      Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Percentage Interests.

5.                                      Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

6.                                      Creditable Foreign Taxes. Creditable Foreign Taxes for any taxable period attributable to the Company, or an entity owned directly or indirectly by the Company, shall be allocated to the Members in proportion to the Members’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Foreign Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section IV.E.6. are intended to comply with the provisions of Treasury Regulations Section 1.704-l(b)(4)(viii), and shall be interpreted consistently therewith.

7.                                      Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections IV.E.2. or IV.E.3. hereof shall be taken into account in computing subsequent allocations pursuant to Section IV.D. and this Section IV.E.7., so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections IV.E.2. or IV.E.3. had not occurred.

F.                                      Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Member in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any asset the Carrying Value of which differs from its adjusted tax basis to the Company for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset to the Company.

G.                                    Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704- 1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections IV.C., IV.D. and IV.E. may be amended at any time by the Members if necessary, in the opinion of tax counsel to the Company, to comply with such regulations, so long as any such amendment does not materially change the relative economic interests of the Members.

V. MANAGEMENT; OFFICERS

A.                                    Management. The Company may be managed by, and the conduct of its business may be controlled by, one manager (a “Sole Manager”). Any third party may rely on the Sole Manager to bind the Company without independent verification of its authority to do so, who shall have authority to execute instruments on behalf of the Company and to otherwise bind the Company. Any document or instrument purporting to bind the Company shall be effective to bind the Company when executed by (i) the Sole Manager; or (ii) any officer of the Company expressly authorized to execute such document or instrument by the terms of this Agreement or by written resolutions of the Sole Manager. The Sole Manager may resign at any time, or be removed with or without cause at any time by the Members.

B.                                    Officers. The Members may, from time to time as they deem advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Assistant Vice President, Secretary, and Treasurer) to any such person. Unless the Members decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Florida general corporate statutes, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Article III.B may be revoked in writing at any time by the Members. An Officer may resign at any time, or be removed with or without cause by the Members.

VI.       MEMBERSHIP UNITS; OWNERSHIP OF MEMBERSHIP UNITS; ADMISSION OF ADDITIONAL MEMBERS

A.                                    Membership Units. The limited liability company interests in the Company are represented by one class of interests: “Membership Units” (“Membership Units”). The Membership Units shall be uncertificated.

B.                                    Ownership of Membership Units. The parties named on the signature page to this Agreement have been admitted as Members, and own the Membership Units, as of the date of this Agreement, as are set forth on Schedule A hereto. The Members shall update Schedule A hereto from time to time to reflect any change in ownership of Membership Units, including any change permitted hereunder as a result of any transfer or issuance of Membership Units.

C.                                    Transfer of Membership Units. The Members shall not have the right to sell, transfer, assign, pledge or otherwise dispose of Membership Units to any Person at any time except with the written consent of the Members; provided that upon such consent, such sale, transfer, assignment, pledge or disposition shall be effective and the Person acquiring such Membership Interests shall be admitted as, and become and be entitled to exercise all rights and powers of, a Member. Any purported transfer which is not in compliance with the provisions of this Article VI shall be null and void.

VII.       DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

A.                                    Events of Dissolution. The Company shall be dissolved upon the unanimous election of the Members.

B.                                    Procedure for Winding Up and Dissolution. If the Company is dissolved for any reason, the Members shall wind up its affairs.

C.                                    Filing of Certificate of Cancellation. If the Company is dissolved, the Members shall promptly file a certificate of cancellation with the Florida Secretary of State.

D.                                    Distribution upon Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Members, or any other Person designated by the Members (the “Liquidator”), shall take full account of the assets and liabilities of the Company and shall, unless the Members determine otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

1.                                      First, to the payment of the Company’s debts and obligations to its creditors, including, sales commissions and other expenses incident to any sale of the assets of the Company;

2.                                      Second, to the establishment of and additions to such reserves as the Liquidator may deem necessary or appropriate; and

3.                                      Third, to the Members pro rata based on their respective positive Capital Account balances.

VIII.       BOOKS, RECORDS AND ACCOUNTING

A.                                    Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name as determined by the Members or Manager.

B.                                    Books and Records. The Company shall keep or cause to be kept complete and accurate books and records of the Company. The books and records shall be maintained in accordance with generally accepted accounting principles and practices.

IX.            GENERAL PROVISIONS

A.                                    Amendments. This Agreement may be amended, restated or modified at any time by the Members.

B.                                    Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior written and oral statements (including without limitation the Original Agreement), including any prior representation, statement, condition or warranty.

C.                                    Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Florida.

D.                                    Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

E.                                     Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

F.                                      Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person may in the context require.

G.                                    Severability of Provisions. Each provision of this Agreement shall be considered severable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COMPANY:

TECHNOMEDIA NY LLC

By:	/s/ John J. Miceli
John J. Miceli
Member

MEMBERS:

MICELI GROUP, INC.,

By:	/s/ John J. Miceli
John J. Miceli
President

JOHN J. MICELI REVOCABLE TRUST
dated DECEMBER 13, 1999

By:	/s/ John J. Miceli
John J. Miceli
Trustee

SCHEDULE A

MEMBERSHIP
MEMBER	PERCENTAGE
Miceli Group, Inc.	97%
John J. Miceli Revocable Trust dated December 13, 1999	3%

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CONVERGENCE, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

OF

CONVERGENCE, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) is entered into this 24 day of December, 2012, by and between Convergence, LLC, a Florida limited liability company (the “Company”) and Panther-Lion Holdings Corp., (together with any future holder of Membership Interests, if any (as defined below), the “Member”). The Member may amend and/or restate this Agreement at any time and from time to time.

WHEREAS, the Member acquired all of the limited liability company interests in the Company on the date hereof from the prior owners thereof pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), by and among the Member (the “Purchaser”), the Company and other parties party thereto, for the acquisition of all of the membership interests in Technomedia NY, LLC, a Florida limited liability company, Technomedia Solutions, LLC, a Florida limited liability company, Servicenet EXP, LLC, a Florida limited liability company and the Company, and upon such acquisition, the Member was admitted as the sole member of the Company; and

WHEREAS, the Member desires to amend and restate the currently existing Operating Agreement of the Company, dated as of December 24, 2012 (the “Original LLC Agreement”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

A.                                    Definitions. For the purposes of this Agreement, the following capitalized words and terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person (i) any member of the Immediate Family of such Person; (ii) any trustee or beneficiary of such Person; (iii) any legal representative, successor, or assignee of such Person or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee for the benefit of such Person or any Person referred to in the preceding clauses (i) through (iii); or (v) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person or any Person referred to in the preceding clauses (i) through (iv), and the term “Affiliated” shall have a correlative meaning.

“Control” means the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust. The terms “Controls” and “Controlled” shall have correlative meanings.

“Entity” means any general partnership, limited partnership, firm corporation, limited liability company, unlimited liability company, association, joint venture, venture capital fund, trust, business trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, unincorporated association or organization, Governmental Entity, cooperative, syndicate or other entity, whether or not having legal status.

“Governmental Entity” means any (i) multinational, national, federal, provincial, territorial, state, regional, municipal, local or other governmental or public department, central bank, court, arbitral body, commission, commissioner, tribunal, board, bureau, agency, instrumentality, or stock exchange, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any self-regulatory agency or organization exercising any regulatory, expropriation or taxing authority.

“Immediate Family” means, with respect to any individual, such individual’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

“Person” means any individual or Entity.

B.                                    Formation; Term. The term of the Company commenced with the filing of the Articles of Organization with the Secretary of State of the State of Florida.

C.                                    Name. The name of the Company shall be Convergence, LLC, or such other name or names as the Member may from time to time designate; provided that the name shall always contain the words “Limited Liability Company,” “L.L.C.” or “LLC”, or such other words as may be required by the Florida Limited Liability Company Act (the “Act”).

D.                                    Purpose. The Company is organized for any lawful business purpose or activity which may be conducted by a limited liability company under applicable law.

E.                                     Address. The principal address of the Company shall be located at 6355 Metrowest Boulevard, Suite 248, Orlando, Florida, 32835, or at any other place selected by the Member.

F.                                      Registered Agent. The registered agent and the registered office of the Company in the State of Florida is Corporation Service Company, 1201 Hays Street, Tallahassee, FL 32301.

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G.                                    Membership Interests. The Company shall have one class of Membership Interests (the “Membership Interests”). Membership Interests shall not be evidenced by a Certificate of Membership Interest. The outstanding Membership Interests and the holders thereof are set forth on Schedule A to this Agreement.

H.                                   Management. Except as otherwise limited by applicable law, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Company’s Managers (the “Managers”) who shall have all of the rights, privileges and responsibilities of a “manager” of a limited liability company under the Act. There shall be two Managers of the Company. Pursuant to Section 608.422 of the Act and the initial Managers shall be Messrs. James Lanthier and Ben Gujral. The Managers shall hold office until their earlier resignation, death, retirement or until their successor is elected and assumes office. Any Manager (including without limitation any replacement Manager) may be appointed and/or removed, and the number of Managers may be increased or decreased, in each case by the Member in its sole discretion. The Managers need not be Members of the Company. Except as expressly limited by this Agreement, the Managers shall have authority to act for and bind the Company and any person dealing with the Company shall be entitled to rely upon the Managers authority to act without further inquiry. The Managers may appoint officers of the Company and may remove and/or replace officers of the Company at their sole discretion. Except as otherwise determined by the Managers, officers of the Company shall have the same powers as officers of the same title at a Florida corporation.

I                                           Officers. The initial officers of the Company shall be as follows, each of whom shall serve until the earlier of his or her death, resignation, or removal by the Managers, which such removal may be for any reason or no reason:

Gary Turchin	President
Kenneth That	Vice President and Secretary

The Managers may appoint such additional officers who shall have such power and authority as may be specified in a resolution of the Managers. Officers shall serve at the pleasure of the Managers.

J.                                        Distributions. All distributions of cash and other property, in liquidation or otherwise, shall be made by the Company to the Member. Notwithstanding anything to the contrary contained herein, the Company shall not make a distribution to the Member on account of its interest if such distribution would violate the Act or other applicable law.

K.                                    Tax Matters. Solely for tax purposes, to the extent permissible by law, the Company shall be disregarded as an entity separate from the Member and all assets and liabilities, and all items of income, loss, deduction, gain or otherwise shall be treated as items of the Member.

L.                                     Indemnification.

1.                                      Indemnitees. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Member, the Managers and any officer of the Company, and

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each of their respective officers, directors, observers, employees, stockholders, unitholders, partners (limited and/or general), managers, members, consultants or agents, as applicable (each an “Indemnitee”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim and any tax imposed on an Indemnitee in respect of amounts of indemnification received hereunder) of any nature whatsoever, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the affairs of the Company. In furtherance of the foregoing, an Indemnitee shall be entitled to indemnification hereunder unless there has been a final, non-appealable determination by a court of competent jurisdiction that the claim giving rise to such indemnification was caused solely by Indemnitee’s conduct and such conduct constituted willful misconduct or gross negligence. The satisfaction of any indemnification and any holding harmless pursuant to this Article L shall be from and limited to Company assets (including insurance and any agreements pursuant to which the Company, its members, managers, officers or employees are entitled to indemnification), and the Member shall not have any personal liability on account thereof.

2.                                      Expenses. Expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt by the Company of an undertaking by or on behalf of such Indemnitee to repay such amount to the extent that it shall be determined upon a final non-appealable judgment that such Indemnitee is not entitled to be indemnified hereunder.

3.                                      Rights. The right of any Indemnitee to the indemnification expressly provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled to by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors, assigns and legal representatives.

4.                                      Suits and Judgments. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that an Indemnitee is not entitled to indemnification under this Agreement.

5.                                      Insurance. The Company may purchase and maintain insurance, on behalf of the Indemnitees and such other persons as the Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the obligation to indemnify such person against such liability under the provisions of this Agreement.

6.                                      No Rights of Recovery. The Company acknowledges and agrees that it does not have any right of recovery against, and no personal liability shall attach to, the Member or any of its Affiliates, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

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7.                                      Covenant Not to Sue. The Company hereby covenants and agrees, to the fullest extent permitted by law, that it shall not institute, directly or indirectly, and shall cause its Controlled Affiliates not to institute, in the name of or on behalf of any of the Company or any other person, any proceeding or bring any other claim arising under, or in connection with, this Agreement, or any of the transactions contemplated hereby or otherwise relating hereto, against the Members, Managers or officers of the Company, solely in their respective capacities as such; provided that, with respect to the officers of the Company, this Section L.7 shall not apply to or limit any proceeding or claim in respect of fraud, gross negligence, willful misconduct, bad faith, breach of this Agreement or breach of any employment, confidentiality or other agreement with the Company.

8.                                      Exculpation. Subject to applicable law, no Indemnitee shall be liable, in damages or otherwise, to the Company, the Member or any of the Company’s Affiliates for any act or omission performed or omitted by any of them in their respective capacities as Members or Managers (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except for any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such Indemnitee was grossly negligent or engaged in willful misconduct.

9.                                      Third Party Beneficiaries. The provisions of this Article L are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, all of whom are third party beneficiaries of this Article L (to the extent of the rights provided in favor of the Indemnitees in this Article L) and shall not be deemed to create any rights for the benefit of any other Persons.

M.                                 Limitation on Liability.

1.                                      To the fullest extent permitted by law notwithstanding any duty otherwise existing at law or in equity, and notwithstanding any other provision of this Agreement but subject to Section M.3, neither the Member nor the Managers shall owe any duty (including fiduciary duties) to the Company or any other Person (including any creditor), in connection with any act or failure to act, whether hereunder, thereunder or otherwise;

2.                                      Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Managers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company; and

3.                                      Notwithstanding anything to the contrary herein, all officers of the Company shall continue to have fiduciary duties to the Company and its Members in their respective capacities as officers of the Company, and such fiduciary duties shall be those that an officer of a Florida corporation owes to a corporation and its shareholders.

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4.                                      If any provision of Section L.l is held to be invalid, illegal or unenforceable, the duties and personal liability of the Member or Managers of the Company or any other Person (including without limitation any creditor) shall be eliminated to the greatest extent permitted under the Act.

5.                                      Except as explicitly provided elsewhere herein or in the Act, the Member shall not be liable for any debts, liabilities, contracts or obligations of the Company whatsoever.

N.                                    Third Party Beneficiaries. Subject to Section L.9, It is understood and agreed among the parties that this Agreement is solely for the benefit of the parties hereto, and no other Person, other than the Indemnitees, shall be a third party beneficiary hereto. No statement, representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Notwithstanding anything to the contrary herein, each of the Indemnitees shall be a third party beneficiary of this Agreement with respect to the provisions herein that expressly apply to such Indemnitees, and shall be entitled to enforce the indemnification and exculpation provisions hereof as if they were a party hereto to the extent such provisions expressly apply to such Indemnitees.

O.                                    Dealings. The Company acknowledges that the Member, the Managers, and their respective Affiliates and each of their respective stockholders, directors, officers, controlling persons, unitholders, partners (limited and general), members, managers and employees (collectively, the “Investor Group”) have business interests and engage in business activities or commercial transactions in addition to those relating to the Company (including those which may compete with the Company). The Company agrees (and to the fullest extent permitted by applicable law, hereby waives and agrees not to assert any claim to the contrary) that no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be undertaken by the Company or any of its subsidiaries, and, in fact, each member of the Investor Group shall have the right to undertake any such opportunity for itself, for its own account or on behalf of another or to recommend any such opportunity to other persons.

P.                                      Governing Law; Severability. This Agreement shall be construed in accordance with the laws of the State of Florida without regard to any conflicts of law. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth hereinabove.

SOLE MEMBER

PANTHER-LION HOLDINGS CORP.
Sole Member

By:	/s/ James Lanthier
Name:	James Lanthier
Title:	President

COMPANY

CONVERGENCE, LLC

By:
Name:
Title:

[LLC Agreement — Convergence]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth hereinabove.

SOLE MEMBER

PANTHER-LION HOLDINGS CORP.
Sole Member

By:
Name:
Title:

COMPANY

CONVERGENCE, LLC

By:	/s/ Kenneth Taht
Name:	Kenneth Taht
Title:	Vice President and Secretary

[LLC Agreement — Convergence]

SCHEDULE A

Name of Member	Membership Interests
Panther-Lion Holdings Corp.	100%